Exhibit 10.1

DIRECTOR RESTRICTED STOCK AGREEMENT

      THIS RESTRICTED STOCK AGREEMENT (this "Agreement") is made as of the 1st day of July, 2008 by and between SED INTERNATIONAL HOLDINGS, INC., a Georgia corporation (the “Corporation”) and ____________________ (the “Director”), a member of the Board of Directors of the Corporation (the “Board”).

      WHEREAS, the Board authorized and directed the Corporation to make an award of shares of its common stock, par value $.01 per share (the “Common Stock”) to the Director.

      NOW THEREFORE, in consideration of the foregoing and the mutual undertakings herein contained, the parties agree as follows:

      1.     Grant of Stock.   In accordance with the terms, conditions and restrictions contained in this Agreement, the Corporation hereby grants to the Director on the date hereof (the “Grant Date”) 22,857 shares of Common Stock (the “Restricted Shares”).

      2. Certificates for Shares.   Certificates evidencing the Restricted Shares shall be deposited with the Corporation to be held in escrow until such Restricted Shares are released to the Director or forfeited in accordance with this Agreement. The Director shall, simultaneously with the delivery of this Agreement, deliver to the Corporation a stock power, in blank, executed by the Director.

      If any Restricted Shares are forfeited, the Corporation shall direct the transfer agent of the Common Stock to make the appropriate entries in its records showing the cancellation of the certificate or certificates for such Restricted Shares and to return the Shares represented thereby to the Corporation’s authorized and unissued shares.

      3.     Adjustments in Restricted Shares.   In the event of any change in the outstanding Common Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Board shall make corresponding equitable adjustments in the Restricted Shares. Any new, additional or different securities to which the Director shall be entitled in respect of Restricted Shares by reason of such adjustment shall be deemed to be Restricted Shares and shall be subject to the same terms, conditions, and restrictions as the Restricted Shares so adjusted.

      4.     Restrictions.   During applicable periods of restriction determined in accordance with Section 6 of this Agreement, the Restricted Shares and all rights with respect to such shares, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered or disposed of and shall be subject to the risk of forfeiture contained in Section 5 of this Agreement (such limitations on transferability and risk of forfeiture being herein referred to as “Restrictions”), but the Director shall have all other rights of a stockholder, including, but not limited to, the right to vote and receive dividends on the Restricted Shares.

      5.     Forfeiture of Restricted Shares.   In the event that the Director’s directorship with the Corporation terminates for any reason other than his or her death, retirement, permanent disability (as defined in Section 22(e) of the Internal Revenue Code of 1986, as amended), without Cause or during a Vesting Event, such event shall constitute an “Event of Forfeiture” and all unvested Restricted Shares shall thereupon be forfeited by the Director to the Corporation without payment of any consideration by the Corporation, and neither the Director nor any successor, heir, assign or personal representative of the Director shall have any right, title or interest in or to such Restricted Shares or the certificate evidencing them.

     The term “Vesting Event” shall mean the sale by the Corporation of all, or substantially all, of the assets of the Corporation, or a merger, consolidation or reorganization in which the Corporation is not the surviving corporation, or the transfer of shares of the Corporation representing more than 50% of the total combined voting power of all shares in one or more transactions to a person or persons acting as a group for voting purposes.

     The term "Cause" shall mean a conviction of a felony or for dishonesty, theft, disclosing trade secrets of the Corporation or any subsidiary of the Corporation (“Subsidiary”), entering into competition, directly or indirectly, with the Corporation or any Subsidiary while a director, or using the Corporation's or any Subsidiary's facilities or premises for the conduct of illegal or unlawful activities, transactions or business.

      6.     Lapse of Restrictions.   (a) Except as provided in subsection (b) below, the Restrictions on the Restricted Shares granted under this Agreement shall lapse ratably in accordance with the following schedule:

Number of Shares on Which
Vesting Date	Restrictions Lapse
July 1, 2009	[1/2 of the Restricted Shares]
July 1, 2010	[1/2 of the Restricted Shares]

      (b)      In the event that the Director’s directorship with the Corporation terminates as a result of his or her death, retirement, permanent disability, without Cause or during a Vesting Event the Restrictions shall lapse on the Restricted Shares (if not already lapsed pursuant to subsection (a) above) on the date of any such event.

      Upon lapse of the Restrictions in accordance with this Section, the Corporation shall, as soon as practicable thereafter, deliver to the Director an unrestricted certificate for the Restricted Shares with respect to which such Restrictions have lapsed.

      7.     Legends.

     The Director acknowledges and agrees that the certificates evidencing the Restricted Shares shall bear the following legends:

"The shares of stock represented by this certificate are subject to certain restrictions and obligations stated in and are transferable only upon compliance with the provisions of an Agreement dated as of July 1, 2008 between SED INTERNATIONAL HOLDINGS, INC. and the registered holder, a copy of which Agreement is on file in the office of the Secretary of SED INTERNATIONAL HOLDINGS, INC.”

"The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The shares have been acquired for investment and must be held unless they are subsequently registered under the Securities Act or, in the opinion of counsel to SED INTERNATIONAL HOLDINGS, INC. an exemption from registration under the Securities Act is available. Any routine sales of the securities which may be made in reliance upon Rule 144 under the Securities Act, if available, can be made only in limited amounts in accordance with all of the terms and conditions of that Rule."

      8.     Amendment.   This Agreement may not be amended except with the consent of the Board and by a written instrument duly executed by the Director and the Corporation.

      9.     Binding Effect.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns. The Director accepts the award of the Restricted Shares hereunder subject to all of the terms and conditions thereof and of this Agreement. The Director hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Board upon any questions arising under this Agreement.

[SIGNATURE PAGE ON THE FOLLOWING PAGE]

      IN WITNESS WHEREOF, the Corporation and the Director have each executed and delivered this Agreement as of the date first above written.

SED INTERNATIONAL HOLDINGS, INC.

By:
Lyle Dickler
Chief Financial Officer

DIRECTOR:

Name:
Address: